Exhibit 4.5
CIRRUS LOGIC, INC. 2006 STOCK INCENTIVE PLAN
NOTICE OF GRANT OF STOCK OPTION

Holder’s Name:

Holder’s Address:

     You (“Holder”) are hereby granted an option (this “Option”) to purchase shares of Common Stock of Cirrus Logic, Inc., subject to the terms and conditions of the Cirrus Logic, Inc. 2006 Stock Incentive Plan (the “Plan”) and the related Stock Option Agreement (the “Option Agreement”), as set forth below. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Grant Number:

Date of Grant:

Vesting Commencement Date:

Vesting Schedule:
Shares Vest Type Vest Date Expiration

Exercise Price per Share:	$

Total Number of Shares Granted:

Total Exercise Price:	$

Type of Option:	___ Incentive Stock Option
___ Nonstatutory Stock Option

Term/Expiration Date:	10th anniversary of Date of Grant
     By your signature or electronic acceptance of this Notice of Grant and the signature of the Company’s representative below, you and the Company hereby acknowledge your receipt of this Option granted on the Date of Grant indicated above, which has been issued to you under the terms and conditions of the Plan and the Option Agreement. You further acknowledge receipt of a copy of the Plan and Option Agreement and agree to all of the terms and conditions of the Plan and the Option Agreement, which are incorporated in this Option by reference.

HOLDER:	CIRRUS LOGIC, INC.

By:

Signature		David D. French

Printed Name

Date